UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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MASTEC, INC.

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MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(305) 599-1800

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2011 Annual Meeting of Shareholders of MasTec, Inc. will be held on Thursday, May 5, 2011 at 11:00 a.m. local time, at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.	The election of Ernest Csizar, Julia Johnson and Jorge Mas as Class I directors to serve until the 2014 Annual Meeting of Shareholders;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2011 fiscal year;

3.	To approve a non-binding advisory resolution regarding the compensation of our named executive officers;

4.	A non-binding advisory resolution regarding the frequency of the vote regarding the compensation of our named executive officers;

5.	To approve the MasTec, Inc. 2011 Employee Stock Purchase Plan; and

6.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

The proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on March 15, 2011 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to the rules and regulations adopted by the Securities and Exchange Commission, which we refer to as the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials on or about March 23, 2011 to our shareholders of record on March 15, 2011. The Notice of Internet Availability of Proxy Materials contains instructions for your use of this process, including how to access our Proxy Statement and Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

We encourage you to attend the Annual Meeting. Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares over the Internet or by telephone. If you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. Instructions regarding the methods of voting are contained in the Proxy card. Voting over the Internet, by telephone or by mailing a proxy card will not limit your right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

Jose R. Mas,

Chief Executive Officer

Coral Gables, Florida

March 22, 2011

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of MasTec, Inc. is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2011 Annual Meeting of Shareholders of MasTec to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134, on May 5, 2011, at 11:00 a.m. local time. This Proxy Statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

When was this Proxy Statement first sent or given to security holders?

We will begin mailing the notice of availability of these proxy materials on or about March 22, 2011 to shareholders of record at the close of business on March 15, 2011.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on March 15, 2011, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, 78,692,730 shares of common stock were outstanding and eligible to be voted at the Annual Meeting, and there were 4,218 record shareholders.

What is the quorum for the meeting?

The presence, in person or by proxy, of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

How many votes do I have?

Each share of common stock entitles its owner to one vote on all matters brought before the Annual Meeting.

How do shareholders of record vote?

If your shares of our common stock are registered directly in your name, you are considered a shareholder of record, and you will receive your Notice of Internet Availability of Proxy Materials directly from us.

For shareholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, independent tabulator, by 11:59 p.m. Eastern Time on May 4, 2011. Submitting your vote via mail, telephone or the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. See “Can I change my vote after I have voted?” below.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

To vote in person, if you are a registered shareholder, attend the Annual Meeting, bring proof of identity, and deliver your completed Proxy card or ballot in person.

How do I vote my shares in person if they are held by my broker?

If you hold your shares of common stock through a broker, bank or other financial institution, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions on how to vote from your broker, bank or other institution. If you hold shares of our common stock in street name and wish to vote in person at the meeting, you must present a recent proxy validating your ownership of the shares of common stock that you intend to vote from your bank, broker or other nominee that holds as of the record date your shares of common stock. You will also need proof of identity for entrance to the meeting.

How do I vote my shares that are held in my 401(K) Retirement Plan?

All persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”) may instruct Prudential Bank & Trust, which acts as the Trustee for the 401(k) Plan, to vote the shares of common stock held for their account as participants or beneficiaries of the 401(k) Plan. You can instruct the voting of your stock by requesting a voting instruction card to sign, date, and return, or by submitting your vote by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this Proxy Statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the 401(k) Plan must be returned by 11:59 p.m. Eastern Time on May 4, 2011. In the event no voting instruction card is received from a participant or beneficiary or a voting instruction card is received without instructions, or in the event shares are not yet allocated to any participant’s account, those shares will not be voted for any of the proposals. The Trustee does not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee as proxy will vote upon such matters according to its judgment.

Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed voting instruction card bearing a later date or by giving written notice to the Trustee. The Trustee will vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

1.	The election of Ernest Csizar, Julia Johnson and Jorge Mas as Class I directors to serve until the 2014 Annual Meeting of Shareholders;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2011 fiscal year;

3.	To approve a non-binding advisory resolution regarding the compensation of our named executive officers;

4.	A non-binding advisory resolution regarding the frequency of the vote regarding the compensation of our named executive officers;

5.	To approve the MasTec, Inc. 2011 Employee Stock Purchase Plan; and

6.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required for the Proposals?

Election of directors.

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the three nominees who receive the most affirmative votes will be elected to the Board of Directors. In voting to elect nominees to the Board of Directors, shareholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

Ratification of BDO USA, LLP as our independent auditor.

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that the number of votes cast at the Annual Meeting in favor of ratification exceeds the number of votes cast opposing ratification.

Approval of non-binding advisory resolution regarding the compensation of our named executive officers.

If a quorum is present, approval requires that the number of votes cast at the Annual Meeting in favor of the resolution exceeds the number of votes cast opposing the resolution.

Vote on a non-binding advisory resolution regarding the frequency of the vote regarding the compensation of our named executive officers.

Shareholders will be asked to vote on whether to advise us to include in our proxy statement a non-binding, advisory vote on the compensation of our named executive officers every year, two years or three years. If a quorum is present, the outcome of this vote will be determined by a plurality of the votes cast, which means that we will take under advisement the choice (every year, two years or three years) that receives the most votes.

Approval of the new ESPP.

If a quorum is present, approval of the ESPP requires that the number of votes cast at the Annual Meeting in favor of the ESPP exceeds the number of votes cast opposing the ESPP.

As of March 15, 2011, our Directors and executive officers beneficially owned approximately 22,576,690 shares of our common stock (of which 1,217,583 shares are beneficially owned through options exercisable within 60 days), constituting approximately 28.25% of our outstanding common stock. We believe that these holders will vote their shares of common stock in accordance with the recommendations of our Board of Directors as set forth in this Proxy Statement.

How are abstentions and broker “non-votes” treated?

Abstentions

Pursuant to Florida law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Broker “non-votes”

Under the rules of the New York Stock Exchange, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer, the broker may vote on only certain “routine” matters, including Proposal No. 2 (the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm). For “non-routine” matters, which include all other proposals contained in this Proxy Statement, a broker may not vote on such matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non-vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, like abstentions, they will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Because all proposals in this Proxy Statement, except Proposal No. 2, are considered “non-routine” matters under New York Stock Exchange rules, we urge you to give voting instructions to your broker.

If any “routine” matters (in addition to Proposal No. 2) are properly brought before the Annual Meeting, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Will there be any other items of business on the agenda?

The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the proxy that is submitted via the Internet, phone or mail will have discretionary authority to vote all proxies unless otherwise specified to the contrary with respect to such matters in accordance with recommendation of the Board of Directors.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy via the Internet, phone or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted “FOR”:

•	The election of Ernest Csizar, Julia Johnson and Jorge Mas as Class I directors to serve until the 2014 Annual Meeting of Shareholders;

•	The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2011 fiscal year;

•	Approval of non-binding advisory resolution regarding the compensation of our named executive officers;

•	THREE YEARS on the non-binding advisory resolution relating to the frequency of advisory votes on the compensation of our named executive officers every three years;

•	Approval of the MasTec, Inc. 2011 Employee Stock Purchase Plan; and

•	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

Can I change my vote after I have voted?

A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by:

•	Written notice delivered to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134;

•	Executing and delivering to our Corporate Secretary a proxy with a later date;

•	Attending the Annual Meeting and voting in person; or

•	Submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, but we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile; however, these persons will not receive any additional compensation for any such solicitation efforts.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held as of the record date by them.

Who has paid for this proxy solicitation?

All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement should you request a printed copy of the proxy materials, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?

A list of MasTec’s shareholders as of March 15, 2011, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period immediately prior to the Annual Meeting.

How do I submit a proposal for the 2012 Annual Meeting?

Under our bylaws, no business, may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board of Directors or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, we must receive any eligible proposal from an eligible shareholder intended to be presented at the 2012 Annual Meeting of Shareholders on or before November 24, 2011 for the proposal to be properly brought before the meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after November 24, 2011 of an intent to present any proposal at MasTec’s 2012 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in the Company’s Proxy Statement and Proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors has nominated Ernest Csizar, Julia Johnson and Jorge Mas to stand for election as Class I directors at the Annual Meeting, to hold office until the 2014 Annual Meeting and until their respective successors are elected and qualified. All of the director nominees are incumbent directors.

The Board of Directors is composed of eight directors elected in three classes, with three Class I, two Class II, and three Class III directors. Directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class I directors expire at the Annual Meeting. If elected, the nominees for Class I directors will serve until the 2014 Annual Meeting of Shareholders. The terms of the Class II directors expire at the 2012 Annual Meeting of Shareholders and the terms of the Class III directors expire at the 2013 Annual Meeting of Shareholders.

Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board of Directors.

The Board of Directors recommends that you vote “FOR” each of the nominees named above. Unless otherwise indicated, all proxies will be voted “FOR” the election of each of the nominees named above for election as a Class I director.

Information as to Nominees and Other Directors

Nominees for Class I Directors

Ernst N. Csiszar, 60, joined our Board of Directors in October 2005. Mr. Csiszar is currently a private investor and serves as Director of Insurance for Bridge Strategy Group, LLC. Mr. Csiszar also serves as a director of PHTS, Inc., a privately-held company. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1999 to August 2004 and also served as president of the National Association of Insurance Commissioners. Mr. Csiszar also served as the president and chief executive officer of Seibels Bruce Group, Inc. of Columbia, S.C. from 1995 to 1998. Previously, he was a visiting professor at the School of Business at the University of South Carolina and served as managing co-director of the European investment banking firm, Holborn Holdings Corporation, in Geneva, Switzerland. Mr. Csiszar has critical experience in insurance and risk management.

Julia L. Johnson, 48, has been a member of our Board of Directors since February 2002. From January 2001 to the present, Ms. Johnson has been President of NetCommunications, L.L.C., a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Prior to founding NetCommunications, Ms. Johnson was Vice President of Marketing for MILCOM Technologies, Inc., a military technology commercialization company, from March 2000 to August 2001. From November 2001 to the present, Ms. Johnson has also served as founder and Chairman of the Emerging Issues Policy Forum, a public policy organization established to promote open public policy discussions on key market, industrial and regulatory issues. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised then Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. Ms. Johnson also serves on the boards of Allegheny Energy, Inc., Northwestern Corporation and American Water Works Company, Inc. Ms. Johnson’s legal background and experience in public utility regulatory arenas provide her with key skills in implementing corporate strategies and evaluating our primary markets.

Jorge Mas, 48, has been Chairman of our Board of Directors since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of Jose R. Mas.

Class II Directors

José R. Mas, 39, has been our Chief Executive Officer since April 2007. From April 2007 to January 2010 Mr. Mas was also our President. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President—Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, our Chairman of the Board.

John Van Heuvelen, 64, has been a member of our Board of Directors since June 2002. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Since 1999, Mr. Van Heuvelen has been a private investor based in Denver, Colorado. His investment activities have included private telecom and technology firms, where he still remains active. In addition, Mr. Van Heuvelen was owner of a construction company for six years. He served on the board of directors of LifeVantage, Inc. from August 2005 through August 2007. Mr. Van Heuvelen currently serves on the board of Hallador Energy Company. Mr. Van Heuvelen has important leadership skills and impressive experience in our key markets.

Class III Directors

Robert J. Dwyer, 67, joined our Board of Directors in October 2004. Mr. Dwyer retired in 1999. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. Mr. Dwyer is a private investor. He currently serves as a director of Bny/Ivy Multi-Strategy Hedge Fund, LLC., Bimini Capital Management, Inc. and Mellon Optima L/S Strategy Fund, LLC. Mr. Dwyer has numerous charitable and civic interests. Mr. Dwyer has 33 years experience in financial markets; including capital markets and mergers and acquisitions.

Frank E. Jaumot, 54, joined our Board of Directors in September 2004. Mr. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco and Company, P.A. since 1991. From 1979 to 1991, Mr. Jaumot was associated with Deloitte & Touche LLP. Mr. Jaumot is a certified public accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He also is a member of the Board of Directors for Junior Achievement of South Florida (a not-for-profit charity), Bimini Capital Management, Inc. and PPOA Holding, Inc. Mr. Jaumot has extensive experience in accounting, auditing and SEC reporting.

Jose S. Sorzano, 70, has been a member of our Board of Directors since October 1995. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, a director of Securiport LLC, a privately held biometric company, and a director of the Free Cuba Committee. Mr. Sorzano was also Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; and Ambassador and U.S. Deputy to the United Nations from 1981 to 1985. Mr. Sorzano has significant experience in governmental and international affairs.

Certain Legal Proceedings

In connection with the bankruptcy in 2000 of Sistemas e Instalaciones de Telecomunicación S.A. (“Sintel”), a former MasTec subsidiary which was sold in 1998, Mr. Mas was named as a defendant along with other defendants in the matter disclosed in our 2010 10-K solely as a result of his membership on the Sintel and MasTec boards. Mr. Mas was not directly involved in any of the transactions, which the Spanish prosecutors allege led to Sintel’s bankruptcy. Mr. Mas believes the claims are frivolous and is vigorously defending against them.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

The Board of Directors, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to the New York Stock Exchange and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. Our independent directors are Ernst N. Csiszar, Robert J. Dwyer, Frank E. Jaumot, Julia L. Johnson, Jose S. Sorzano and John Van Heuvelen. John Van Heuvelen has been selected as the lead independent director to preside over all executive sessions of the independent directors. Jorge Mas presides over all executive sessions of the nonmanagement directors. Both the independent directors and nonmanagement directors meet separately in regularly scheduled executive sessions without management.

The Board of Directors is actively involved in the oversight of risks that could affect MasTec. The committees of the Board are primarily responsible for the oversight of risk as follows: the Audit Committee has oversight over accounting and control risks, the Compensation Committee has oversight to ensure our compensation and incentive plans do not encourage undue risk and the Nominating and Corporate Governance Committee oversees the independence of the Board of Directors, corporate ethics and governance risk. However, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility by receiving reports from the committee chairs as well as regular reports directly from officers of MasTec responsible for particular risks.

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board and its committees also act by written consent. During 2010, the Board of Directors met on eight occasions. During 2010, each of the current directors attended at least 75% of the aggregate of the Board meetings and the meetings of each committee on which such director served.

In 2010, John Van Heuvelen was appointed lead director of the Board. In this role he is a member of every committee and involved in all committee activities. The lead director is also responsible for facilitating communication between management and the Board.

MasTec separates the roles of Chief Executive Officer and Chairman of the Board or lead director in recognition of the differences between the two roles. The Chief Executive Officer is responsible for determining the strategic direction for the Company and the day-to-day leadership and performance of the Company. The principal responsibility of the Chairman of the Board or lead director is to serve as chief administrative liaison between independent directors and our management and to monitor implementation of Board of Directors’ directives and actions.

The Executive Committee is composed of Jorge Mas, who serves as Chairman, Julia L. Johnson and John Van Heuvelen. The principal function of the Executive Committee is to act for the Board of Directors when action is required between full Board meetings. The Executive Committee did not meet during 2010.

The Audit Committee is composed of Frank Jaumot, who is currently serving as its Chairman, John Van Heuvelen and Ernst N. Csiszar. The Board of Directors, in the exercise of its reasonable business judgment, has determined that (i) John Van Heuvelen and Frank E. Jaumot qualify as “audit committee financial expert(s),” (ii) each member of the Audit Committee is financially literate and (iii) each member of the Audit Committee is independent under applicable New York Stock Exchange and SEC rules and regulations. The Audit Committee assists the Board of Directors in overseeing MasTec’s financial reporting and legal and regulatory compliance program. The Audit Committee also is required to approve all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. The Board of Directors has adopted a charter that sets forth the responsibilities of the Audit Committee. During 2010, the Audit Committee met on eight occasions. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.

The Compensation Committee is composed of Jose S. Sorzano, who currently serves as Chairman, Frank E. Jaumot, Robert J. Dwyer, Julia Johnson and John Van Heuvelen, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Compensation Committee is charged with discharging the Board of Director’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers and reviewing and approving corporate goals and objectives relevant to MasTec’s Chief Executive Officer’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.” The Board of Directors has adopted a charter that sets forth the responsibilities of the Compensation Committee. During 2010, the Compensation Committee met on five occasions.

The Nominating and Corporate Governance Committee is composed of Julia L. Johnson, who serves as Chairman, Ernst N. Csiszar, Robert Dwyer, John Van Heuvelen and Jose S. Sorzano, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board of Directors, recommending to the Board of Directors candidates for election to the Board of Directors and evaluating the effectiveness and performance of the Board of Directors. The Nominating and Corporate Governance Committee also develops, implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board of Directors. The Board of Directors has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. During 2010, the Nominating and Corporate Governance Committee met on four occasions.

The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board of Directors, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s ability to satisfy the New York Stock Exchange’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec. The Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of MasTec taking into account the needs of MasTec, the individual’s experience, perspective, skills and knowledge of the industry in which MasTec operates, and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.

The Nominating and Corporate Governance Committee will consider candidates recommended by the shareholders pursuant to written applications submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The information required to be included in any such recommendation is set forth in our bylaws, and the general qualifications and specific qualities and skills established by the committee for directors are included in the Charter of the Nominating and Corporate Governance Committee and our Corporate Governance Guidelines. No recommended nominees were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own five percent or more of our common stock for the previous year’s Annual Meeting.

The full text of our current Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters, as well as, our Corporate Governance Guidelines are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests it at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein, other than material expressly referred to in this Proxy Statement, or connected thereto, are not incorporated into this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

In 2010, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

Other Corporate Governance Matters

Interested parties who want to communicate with the presiding director or with the independent or nonmanagement directors as a group, with the Board as a whole, any Board committee or any individual Board members, should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134 or call the Corporate Secretary at (305) 406-1849. The Corporate Secretary will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

MasTec does not have a policy requiring our directors to attend the Annual Meeting. All but one of our directors attended our 2010 Annual Meeting of Shareholders.

MasTec has adopted a code of business conduct and ethics, called the Code of Business Conduct and Ethics that applies to all of our directors, officers and employees which include additional criteria that are applicable to our Chief Executive Officer and senior financial officers. The full text of the Code of Business Conduct and Ethics is available in the Investor section of MasTec’s website at www.mastec.com under the tab “Corporate Governance” and is available in print to any shareholder who requests it. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics for any of our directors and senior officers on our website within four business days after such amendment or waiver. The reference to our website address does not constitute incorporation by reference of the information contained on the website and should not be considered part of this Proxy Statement.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position
Jose R. Mas	39	Chief Executive Officer and Director
Ray Harris	54	President
Robert Apple	61	Chief Operating Officer
C. Robert Campbell	66	Executive Vice President and Chief Financial Officer
Alberto de Cardenas	42	Executive Vice President, General Counsel and Secretary

Biographical information for Mr. Jose R. Mas can be found in the section entitled “Class II Directors” beginning on page 7.

Ray Harris became our President on January 25, 2010. Mr. Harris brings to MasTec over 30 years of experience in the utility and energy industries. Most recently he served as President and CEO of Mesa Power, founded by T. Boone Pickens, to develop and finance wind and other renewable energy power projects. In his capacity with Mesa, he primarily concentrated on power project development, acquisition and finance, including the creation of the American Wind Alliance, Mesa’s joint development effort with General Electric. Previously, Mr. Harris has served as Vice President, Renewable Energy for Texas Utilities, Vice President of Marketing for The Shaw Group and held various positions during a 20-year tenure with Southern Company. Mr. Harris is a 1979 engineering graduate of Auburn University.

Robert Apple has been our Chief Operating Officer since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group.

C. Robert Campbell has been our Executive Vice President and Chief Financial Officer since October 2004. Mr. Campbell has over 30 years of senior financial management experience. From 2002 to 2004, he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2000, Mr. Campbell was the President and CEO of BAX Global, Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995, Mr. Campbell held various senior management positions with Ryder Systems, Inc., including 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant, has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University.

Alberto de Cardenas has been our Executive Vice President, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January through March 2003, Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

COMPENSATION DISCUSSION AND ANALYSIS

What is Our General Philosophy Regarding Executive Pay?

We compensate our executive management team members primarily through a mix of salary, bonuses and equity compensation. Our compensation plans are designed to attract and retain talented, qualified executives to lead our organization, and align executive management incentives with the long-term interests of our shareholders. When we set compensation amounts and select compensation components for our executive management we strive to reward the achievement of both short-term and long-term results that will promote earnings growth and stock appreciation. Overall, our compensation philosophy is intended to provide fair base pay levels with meaningful upside for strong performance. This compensation philosophy extends to all levels of our management.

How Do We Determine Our Compensation Levels?

The Compensation Committee of our Board of Directors is responsible for assessing recommendations of pay and approving pay levels for executive management. We target our compensation levels with the following goals in mind: (a) fair base pay and benefits; (b) short-term and long-term incentives that reward performance and share value appreciation; and (c) appropriate levels of security and benefits that are needed to attract and retain talented and qualified executives.

Our Chief Executive Officer (“CEO”) and the Compensation Committee periodically review individual pay levels of members of executive management. As a general matter, we do not compare ourselves against any particular peer group. Compensation levels are determined based upon our philosophy, recruiting needs, growth expectations and performance.

Our CEO recommends pay levels for executive management members (other than himself) to our Compensation Committee. The Compensation Committee reviews those recommendations and then determines the compensation levels for all members of executive management. The Compensation Committee’s decisions are then either approved or modified by the Board of Directors.

What Components of Compensation Do We Use?

The three primary components of compensation for our organization are salary, bonuses and equity incentives (restricted stock and stock options). Each is described in more detail below.

Salary

Salaries initially are negotiated and set forth in employment agreements between each of our executives and us. Thereafter, our Compensation Committee reviews the salaries of our executive management annually. Salaries are established by (a) reviewing the performance of the executive, (b) adjusting (upwards or downward) to reflect individual qualifications, job uniqueness and performance and (c) engaging in discussions between the CEO and the Compensation Committee in order to make revisions as needed. All of the current salaries of our executive management team are the salaries negotiated in their respective employment agreements, except for Jose Mas. The Compensation Committee approved an increase for Mr. Mas effective April 2, 2010. Mr. Mas’ annual base salary is $650,000. The Compensation Committee increased Mr. Mas’ salary upon completion of his annual review. As part of the review, the committee reviewed the compensation for the CEO’s of several competitors including; Dycom Industries, Inc., MYR Group Inc., Pike Electric, Inc., Quanta Services, Inc., and Tetra Tech, Inc. The committee awarded the increase based upon the competitive review as well as Mr. Mas’ strong performance as CEO reflected in our operating performance and strategic acquisitions effected during his tenure.

Bonuses

All members of our executive management team are eligible to receive cash bonuses based upon performance. Each executive’s employment agreement provides that he is entitled to receive an annual bonus of up to 100% of his base salary based upon performance, except Mr. de Cardenas who is eligible for annual bonuses of up to 50% of his base salary and Mr. Harris who is entitled to an annual cash bonus of $500,000 per his employment agreement. Except for Mr. Harris all bonuses are determined by the Compensation Committee as of the close of each fiscal year and are paid shortly thereafter.

The Compensation Committee determined that 2010 bonuses would not be based upon any predetermined specific quantitative or qualitative performance targets, but instead would be determined by the Compensation Committee, in its discretion, after the close of the fiscal year based upon the overall performance of MasTec and the executive. The Compensation Committee awarded cash bonuses for 2010 on the basis of MasTec’s continued improvement despite a difficult economic environment, a strong balance sheet and the successful integration of key strategic acquisitions. Messrs. Mas, Apple, Campbell and de Cardenas received $1,300,000, $572,000, $520,000 and
$250,000, respectively. See the 2010 Summary Compensation Table for details. Except for Mr. Harris’ bonus, which is fixed pursuant to his employment agreement with us, the Compensation Committee has determined that, as in 2010, 2011 bonuses will not be based upon any predetermined quantitative or qualitative performance targets, but instead will be determined by the Compensation Committee, in its discretion, at the end of 2011 based upon the overall financial performance of MasTec.

Additionally, we occasionally pay cash bonuses in connection with the execution of employment agreements for new employees as necessary to attract qualified professionals. No members of the executive management team received any cash bonus in connection with the execution of an employment agreement.

Equity Compensation

We believe that equity ownership by executive management is important in order to align our long-term rewards program with the interests of our shareholders. Additionally, long-term awards are needed to attract and retain talented and success-driven employees.

All executive management equity awards are granted at regularly scheduled meetings, other than those granted upon execution of employment agreements, and the exercise prices of all options are set at the closing price of our common stock on the New York Stock Exchange on the date of the grant. We do not have a program, plan, or practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information.

It has been our practice to make an equity award to each executive officer upon the execution of his or her employment agreement. Option grants to new executives generally vest over a period of years (from two to five years) and no options vest before the one-year anniversary of the option grant, with most vesting at the end of the two to five year period. Similarly, restrictions on restricted stock awards generally lapse in two to five years and no restrictions lapse prior to the end of the one year anniversary of the stock grant. Mr. Mas received 100,000 restricted shares upon the execution of his employment agreement on April 18, 2007. The shares all vest at the end of five years. Mr. de Cardenas received 5,000 restricted shares upon the execution of his employment agreement on February 27, 2008. Mr. Campbell received 25,000 shares upon the execution of his employment agreement on August 15, 2009. Mr. Apple received 37,500 shares upon the execution of his employment agreement on January 1, 2010. Mr. Harris received 100,000 shares upon the execution of his employment agreement on January 25, 2010. The shares granted to Messrs. Harris’, Apple’s, Campbell’s and de Cardenas’ upon execution of their respective employment agreements vest on the third anniversary of the respective dates of such grants.

In addition, our Compensation Committee will periodically recommend, and our Board of Directors will approve the award of additional grants for our named executive officers. These grants are discretionary and intended to align our executive officers’ interests with those of our shareholders. The awards are also granted as a retention tool and generally vest at the end of a three year period. Other than the equity awards granted upon execution of employment agreements described above, on January 22, 2010, Mr. de Cardenas received 7,500 shares of restricted stock, which will vest at the end of three years. There were no other awards in 2010. On March 20, 2011 Messrs. Mas, Harris, Apple, Campbell and de Cardenas received 32,845 shares, 6,316 shares, 15,563 shares, 14,149 shares, and 7,959 shares respectively, all of which vest at the end of three years. Equity awards are made pursuant to our 2003 Employee Stock Incentive Plan, which first was approved by both our Board of Directors and our shareholders in 2003 (the “SIP”). The SIP was amended and restated, and approved by our Board of Directors, in 2006.

The Compensation Committee administers our SIP. The administrator has the authority to determine the terms and conditions of the awards made under the SIP.

Retirement Benefits

401(k) Plan

We maintain a 401(k) plan for all employees who have completed at least six months of service. Our executives may participate in the plan but, in general, their contributions may be limited under the current rules affecting highly compensated employees. We make discretionary matching contributions to the plan paid 50% in cash and 50% in MasTec common stock. The amount of the matching contribution is determined by the CEO on an annual basis. For 2010, our matching contribution was 100% of the first 1% of compensation that each eligible participant elected to contribute to the plan that year. Effective January 1, 2011 our matching contributions have been increased to 100% of the first 2.5% of compensation that each eligible participant elected to contribute to the plan that year up to a maximum of $2,500 per year. Company matching contributions vest at a rate of 1/3 per year of service. An employee’s elective contributions are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made. The amounts of our matching contributions for 2010, 2009 and 2008 under the 401(k) Plan are included in the “All Other Compensation” column of the 2010 Summary Compensation Table on page 16.

On March 31, 2008, our Board of Directors adopted the MasTec Non-Qualified Deferred Compensation Plan effective June 1, 2008. Certain management and highly compensated employees, including executive officers, are eligible to participate in the plan. The plan is intended to provide this group of employees with an opportunity on a voluntary basis to defer compensation without regard to the legal limits imposed on our qualified 401(k) plan. Under the plan, participants are allowed to defer up to 50% of their base salary and 100% of their bonus in any given year. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. For 2010, our matching contribution was 100% of the first 1% of compensation that each eligible participant elected to contribute to the plan that year. Effective January 1, 2011 our matching contributions have been increased to 100% of the first 2.5% of compensation that each eligible participant elected to contribute to the plan that year up to a maximum of $2,500 per year. Company matching contributions vest at a rate of 1/3 per year of service. An employee’s elective contributions are 100% vested when contributed. Our Board of Directors or the Compensation Committee may, in its sole discretion, but is not required to, credit a contribution to any participants account under the Plan. Such contributions may be smaller or larger than the amount credited to any other participant in any given year. Participants may obtain distributions from the plan only on termination of employment at which time the distribution will be fully taxable to the employee.

Split Dollar Benefit and Deferred Bonus Agreements

Effective as of August 3, 2004, MasTec and Jose Mas entered into a split dollar agreement wherein MasTec agreed to pay premiums on a life insurance policy with an aggregate face amount of $11 million. Under the terms of the agreement, MasTec was the sole owner and beneficiary of the policy and was entitled to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually, or (ii) the aggregate cash value of the life insurance policy immediately prior to the death of the insured. The remainders of the policy’s proceeds were to be paid in accordance with Jose Mas’ designations. MasTec was to make the premium payments until the agreement was terminated, which would occur upon any of the following events: (i) bankruptcy, or dissolution of MasTec, or (ii) a change of control of MasTec.

On April 3, 2007, MasTec and Jose Mas entered into a deferred bonus agreement in which MasTec agreed to pay Mr. Mas a bonus in the event the split dollar agreement Mr. Mas had entered into with MasTec was terminated due to a change of control. The amount of the bonus was equal to the total premium payments made by MasTec under the terms of the split dollar agreements, plus interest of four percent, compounded annually. The bonus was to be paid within 60 days after termination of the split dollar agreement.

On October 28, 2009, the split dollar and deferred bonus agreements between Jose Mas and the Company were amended and restated in their entirety. The amended and restated split dollar agreement provides that one or more life insurance policies may be subject to the agreement. At this time, however, the only policy subject to the agreement is the one acquired pursuant to the original agreement. MasTec remains the sole owner and beneficiary of any policy subject to the agreement, and upon the death of the insured, MasTec is entitled to receive a portion of the death benefit equal to the greater of (i) all premiums paid by MasTec on such policy or (ii) the then cash value of such policy immediately before the death of the insured, excluding surrender charges. Upon termination of the agreement, Jose Mas has an option to purchase each policy subject to the agreement for a purchase price equal to the greater of those two amounts. The amount of the deferred bonus under the amended and restated deferred bonus agreement that is payable upon termination of the split dollar agreement is equal to the sum of the following amounts determined with respect to each policy subject to the split dollar agreement: the greater of (i) all premiums paid by MasTec under the terms of such policy or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges. All other material provisions of the split dollar and deferred bonus agreements remain unchanged. See “Related Person Transactions” for additional information concerning the split dollar and deferred bonus agreements, including the amount of premiums paid in 2010.

Benefits and Perks

In keeping with our philosophy that senior executive compensation should be variable with corporate performance, the Compensation Committee prefers to compensate our named executive officers in cash and equity rather than benefits and perquisites. However, we do provide a limited number of standard benefits and perquisites to our named executive officers in order for us to be successful in attracting and retaining executives in a competitive marketplace. The total amount of benefits and perquisites provided to the named executive officers during 2010 was only a small percentage of each executive officer’s total compensation. These amounts are included in the second to last column of the 2010 Summary Compensation Table at page 16 under “All Other Compensation” and related footnotes.

Employment Agreements

We generally negotiate employment agreements with our named executive officers. The purpose of these arrangements is to secure qualified executives for leadership positions in our organization as well as to protect our intellectual property by virtue of restrictive covenants contained in the agreements. As of March 15, 2011, we had employment agreements with all of our named executive officers for their current positions.

Termination of Employment and Change in Control Agreements

Our employment agreements provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for such termination. The Compensation Committee has reviewed the essential terms of these termination provisions, and believes they are reasonable and appropriate.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1,000,000 paid to any of our named executive officers unless certain specific and detailed criteria are met. One of these requirements is that the compensation be “performance based” under a plan approved by our shareholders.

It is expected that stock options granted under our SIP will qualify for the “performance based” exceptions from the Section 162(m) limitation. Although bonuses payable to our executives for 2010, and restricted stock awards, will not qualify as performance based compensation, we do not believe that this will result in any material amount of compensation being non-deductible by us. Only $27,233 of Jose Mas’ compensation expense for 2010 was limited by reason of Section 162(m).

Accounting for Share-Based Compensation

Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Stock Ownership Guidelines and Requirements

We do not maintain any stock ownership guidelines or requirements for our named executive officers, but our Compensation Committee periodically monitors such ownership.

2010 Summary Compensation Table

The following table summarizes the compensation information for the years ended December 31, 2010, 2009 and 2008 for our chief executive officer, chief financial officer and our other three most highly compensated executive officers as of the end of 2010. We refer to these persons as our named executive officers elsewhere in this Proxy Statement.

Name & Principal Position	Year	Salary	Bonus (2)	Stock Awards (3)	All Other Compensation (4)	Total
Jose R. Mas, CEO (1)	2010	$607,308	$1,300,000	$0	$24,704	$1,932,012
	2009	$500,000	$400,000	$0	$173,637	$1,073,637
	2008	$500,000	$450,000	$205,250	$173,265	$1,328,515

Ray Harris, President	2010	$453,135	$500,000	$1,296,000	$14,302	$2,263,437

Robert Apple, COO	2010	$438,615	$572,000	$486,000	$24,031	$1,520,646
	2009	$400,000	$300,000	$0	$20,412	$720,412
	2008	$400,000	$360,000	$164,200	$18,413	$942,613

C. Robert Campbell, EVP & CFO	2010	$400,000	$520,000	$0	$36,068	$956,068
	2009	$390,193	$275,000	$230,500	$37,589	$933,282
	2008	$385,000	$345,000	$123,150	$55,123	$908,273

Alberto de Cardenas, EVP, General Counsel & Secretary	2010	$315,280	$250,000	$96,450	$13,884	$675,614
	2009	$315,000	$175,000	$0	$9,439	$499,439
	2008	$314,711	$141,750	$39,900	$7,604	$503,965

(1)	Jose R. Mas became our Chief Executive Officer in April 2007. From April 2007 to January 2010 he was also our President.
(2)	Amounts included in this column represent discretionary cash bonuses awarded for 2008, 2009 and 2010.

(3)	Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. Restricted stock awards were valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 12 to our consolidated financial statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2010.
(4)	All other compensation consists of the following:

Name & Principal Position	Year	Car lease or car allowance	Matching Contributions to 401k	Matching Contributions to Deferred Compensation Plan	Premium paid for Split Dollar Life Insurance Policy		Golf Membership	Other (1)	Total
Jose R. Mas, CEO (2)	2010	$19,100	—	—	$4,789	(3)	—	$815	$24,704
Ray Harris, President	2010	$6,923	$1,731	$4,435	—		—	$1,213	$14,302
Robert Apple, COO	2010	$18,050	—	$4,400	—		—	$1,581	$24,031
C. Robert Campbell, EVP & CFO	2010	$18,394	$2,450	$4,000	—		$10,268	$956	$36,068
Alberto de Cardenas, EVP, General Counsel & Secretary	2010	$6,998	$2,369	$2,982	—		—	$1,535	$13,884

(1)	The amounts shown in this column include premiums for Executive Supplemental Long Term Disability for Messrs. Mas, Harris, Apple, Campbell and de Cardenas for 2010.
(2)	Jose R. Mas became our Chief Executive Officer in April 2007. From April 2007 to January 2010 he was also our President.
(3)	The amounts shown in this column for Mr. Mas include imputed income with respect to a life insurance policy owned by MasTec on the life of Jose R. Mas. Pursuant to Mr. Mas’ split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds, the greater of all premiums it pays on the policies or the cash surrender value of the life insurance policy upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See “Split Dollar Benefit and Deferred Bonus Agreements” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas.

Grants of Plan-Based Awards in 2010

The following table provides additional information about the plan based awards granted to the named executive officers for the year ended December 31, 2010.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock & Option Awards
Jose R. Mas, CEO (2)		—	—
Ray Harris, President	1/26/2010	100,000	$1,296,000	(3)
Robert Apple, COO	1/26/2010	37,500	$486,000	(3)
C. Robert Campbell, EVP & CFO	—	—	—
Alberto de Cardenas, EVP, General Counsel & Secretary	1/22/2010	7,500	$96,450	(4)

(1)	Represents shares of restricted stock granted under the SIP, which vest three years after the grant date.
(2)	Jose R. Mas became our Chief Executive Officer in April 2007. From April 2007 to January 2010 he was also our President.

(3)	The grant date value of the restricted stock award is based on the closing market price of $12.96 for our common stock on January 26, 2010.
(4)	The grant date value of the restricted stock award is based on the closing market price of $12.86 for our common stock on January 22, 2010.

Outstanding Equity Awards as of December 31, 2010

The following table sets forth our outstanding equity awards as of December 31, 2010 for our named executive officers.

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
		Exercisable	Unexercisable
Jose R. Mas, CEO (7)	8/14/2003	150,000		$7.74	8/14/2013
	8/5/2005	150,000		$9.67	8/5/2015
	4/18/2007					100,000	(1)	$1,459,000
	3/31/2008					25,000	(2)	$364,750

Ray Harris, President	1/26/2010					100,000	(5)	$1,459,000

Robert Apple, COO	4/4/2005	50,000		$7.60	4/4/2015
	11/1/2005	40,000		$10.01	11/1/2015
	8/3/2006	100,000		$12.93	8/3/2016
	3/31/2008					20,000	(2)	$291,800
	1/26/2010					37,500	(5)	$547,125

C. Robert Campbell, EVP & CFO	10/12/2004	100,000		$5.37	10/12/2014
	11/1/2005	40,000		$10.01	11/1/2015
	8/3/2006	70,000	5,000	$12.93	8/3/2016
	3/31/2008					15,000	(5)	$218,850
	8/17/2009					25,000	(4)	$364,750

Alberto de Cardenas, EVP, General Counsel & Secretary	11/16/2005	90,000		$10.13	11/16/2015
	2/27/2008					5,000	(3)	$72,950
	1/22/2010					7,500	(6)	$109,425

(1)	These shares were awarded on April 18, 2007 and vest on April 18, 2012.
(2)	These shares were awarded on March 31, 2008 and vest on March 31, 2011.
(3)	These shares were awarded on February 27, 2008 and vested on January 1, 2011.
(4)	These shares were awarded on August 17, 2009 and vest on August 15, 2012.
(5)	These shares were awarded on January 26, 2010 and Mr. Apple’s vest on January 1, 2013 and Mr. Harris’ shares vest on January 25, 2013.
(6)	These shares were awarded on January 22, 2010 and vest on January 22, 2013.
(7)	Jose R. Mas became our Chief Executive Officer in April 2007. From April 2007 to January 2010 he was also our President.

Options Exercised and Stock Vested in Fiscal Year 2010

No restricted stock awards vested and no stock options were exercised during the year ended December 31, 2010 for our named executive officers.

Nonqualified Deferred Compensation

The following table sets forth the employer and employee contributions to, earnings under, and aggregate balances of nonqualified defined contribution and other deferred compensation plans we maintain.

Name	Executive Contributions in 2010(1)	Registrant Contributions in 2010(1)	Aggregate Earnings in 2010	Aggregate Withdrawals/ Distributions(1)	Aggregate Balance at December 31, 2010
Jose R. Mas, CEO (2)	—	$115,445	—	—	$865,445
Ray Harris, President	$4,601	$4,435	$1,712	—	$10,748
Robert Apple, COO	$26,317	$4,400	$11,065	—	$85,998
C. Robert Campbell, EVP & CFO	$177,500	$4,000	$40,944	—	$487,335
Alberto de Cardenas, EVP, General Counsel & Secretary	$3,099	$2,982	$780	—	$6,861

(1)	Contributions made to MasTec’s non-qualified deferred compensation plans by and on behalf of named executive officers for 2010.
(2)	On April 3, 2006, MasTec and Jose R. Mas entered into a deferred bonus agreement in which we agreed to pay Mr. Mas a bonus in the event the split dollar agreement with Mr. Mas described in “Split Dollar Benefit and Deferred Bonus Agreements” was terminated due to a change of control of MasTec. The amount in the Aggregate Balance at December 31, 2010 column represents the sum of all of the premiums paid by MasTec pursuant to the arrangement.

Potential Payments upon Change in Control and Termination of Employment

Each of the named executive officers has an employment agreement with us that provides for us to make continued payments and provide certain benefits to the executive upon termination of employment with our company. Each of the employment agreements also provides for each of the named executive officers to receive certain payments in the event of a change in control, as follows:

•

Jose R. Mas. Mr. Mas would become entitled to receive one and a half times his base salary and average performance bonuses during the term of his employment agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided for in the employment agreement.

•

Ray Harris. Mr. Harris would become entitled to one and a half times his base salary and bonus, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for a period of 12 months.

•

Robert Apple. Mr. Apple would become entitled to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for a period of 12 months.

•	C. Robert Campbell. Mr. Campbell would become entitled to immediate vesting of any unvested options.

•

Alberto de Cardenas. Mr. de Cardenas would become entitled to two times his base salary, the immediate vesting of any unvested options and restricted stock and the continuation of benefits as set forth in his employment agreement for a period of 12 months.

For these purposes, “Change in Control” generally means:

•

Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock;

•

Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of MasTec or of any “subsidiary” of MasTec to a Person described above; or

•

Substantial Change of Board Members. During any of MasTec’s fiscal years, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of this definition, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.

Each of the named executive officers’ employment agreements also provides that the named executive officers would be entitled to receive certain payments in the event that their respective employments were terminated as follows:

•

Jose R. Mas. Following termination of Mr. Mas’ employment by us without cause or by Mr. Mas for good reason, Mr. Mas would receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the Agreement and benefits from the date of termination for twelve months. In the event Mr. Mas’ employment is terminated by MasTec as a result of death or disability, then Mr. Mas or his estate will receive an amount equal to his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•

Ray Harris. Following termination of Mr. Harris’ employment by us without cause (as defined in the agreement) or by Mr. Harris for good reason (as defined in the agreement), Mr. Harris would receive his base salary, his bonus, a pro rata portion of his bonus earned through the date of termination, immediate vesting of 2,778 shares for every month or partial month Mr. Harris was employed and the remainder of any shares shall vest on the initial vesting date. Mr. Harris shall also receive certain employee benefits set forth in the agreement from the date of termination for six months. In the event Mr. Harris’ employment is terminated by MasTec as a result of death or disability, then Mr. Harris or his estate will receive an amount equal to his base salary and bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•

Robert Apple. Following termination of Mr. Apple’s employment by us without cause (as defined in the agreement) or by Mr. Apple for good reason (as defined in the agreement), Mr. Apple would receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement from the date of termination for twelve months. In the event Mr. Apple’s employment is terminated by MasTec as a result of death or disability, then Mr. Apple or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•

C. Robert Campbell. Following termination of Mr. Campbell’s employment by us without cause (as defined in the agreement) or by Mr. Campbell for good reason (as defined in the agreement), Mr. Campbell will receive his base salary and certain employee benefits set forth in the agreement from the date of termination until August 14, 2012. If the agreement is terminated by MasTec not renewing or extending the employment agreement or the parties cannot mutually agree to renew or extend Mr. Campbell’s employment then Mr. Campbell will be entitled to the severance benefits described above from the completion of the term of the agreement until August 14, 2012. In the event Mr. Campbell’s employment is terminated by MasTec as a result of death or disability, then Mr. Campbell or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability and all unvested options and restricted stock shall immediately vest.

•

Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination and his restricted stock grants awarded on February 27, 2008 shall immediately vest. In the event Mr. de Cardenas’ employment is terminated by us as a result of death or disability, then Mr. de Cardenas or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability he would have been entitled for the year in which the death or disability occurred, and all unvested options and restricted stock shall immediately vest.

The following tables illustrate the payments and benefits that each named executive officer would have received under his employment agreement if his employment with MasTec had terminated on December 31, 2010 for any of the reasons described in the table. The amounts presented in the tables are estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates.

Estimates of the amount that would be payable in the event that a change in control had occurred on December 31, 2010 are quantified in the following tables:

Executive: Jose R. Mas

Executive Benefits upon Change in Control and Termination of Employment	Disability	Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Cash Severance
Base Salary			$650,000	$975,000
Performance Bonus			$716,667	$1,075,000

Total Cash Severance			$1,366,667	$2,050,000

Long Term Incentives
Value of Accelerated Stock Grants (1)	$1,823,750	$1,823,750	$1,823,750	$1,823,750

Benefits & Perquisites
Health & Welfare Benefits			$4,520	$4,520
Company Car			$19,100	$19,100

Total Benefits & Perquisites			$23,620	$23,620

Section 280G Tax Gross-Up (2)

OVERALL TOTAL	$1,823,750	$1,823,750	$3,214,037	$3,897,370

(1)	Represents the amount of the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2010 ($14.59) multiplied by the number of restricted shares that would have been subject to accelerated vesting.
(2)

Mr. Mas is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Mas generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Mas’ W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Mas would result in an “excess parachute payment” and thus result in an excise tax.

Executive: Ray Harris

Executive Benefits upon Change in Control and Termination of Employment	Disability	Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Base Salary			$500,000	$750,000
Performance Bonus			$500,000	$750,000

Total Cash Severance			$1,000,000	$1,500,000

Long Term Incentives
Value of Accelerated Stock Grants (1)	$1,459,000	$1,459,000	$1,459,000	$1,459,000

Benefits & Perquisites
Health & Welfare Benefits			$2,472	$4,943
Company Car			$3,462	$6,923

Total Benefits & Perquisites			$5,934	$11,866

OVERALL TOTAL	$1,459,000	$1,459,000	$2,464,934	$2,970,866

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2010 ($14.59), multiplied by the number of shares of restricted stock that would

Executive: Robert Apple

Executive Benefits upon Change in Control and Termination of Employment	Disability	Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control
Base Salary			$440,000	$660,000
Performance Bonus			$410,667	$616,000

Total Cash Severance			$850,667	$1,276,000

Long Term Incentives
Value of Accelerated Stock Grants (1)	$838,925	$838,925		$838,925

Benefits & Perquisites
Health & Welfare Benefits			$5,311	$5,311
Company Car			$18,050	$18,050

Total Benefits & Perquisites			$23,361	$23,361

OVERALL TOTAL	$838,925	$838,925	$874,028	$2,138,286

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2010 ($14.59), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Executive: C. Robert Campbell

Executive Benefits upon Change in Control and Termination of Employment (2)	Disability	Death	Termination by Company without Cause or Resignation with Good Reason	Change of Control	Non-Renewal or Non-Extension by the Company
Base Salary			$647,672		$647,672

Total Cash Severance			$647,672		$647,672

Long Term Incentives
Value of Accelerated Stock Grants (1)	$583,600	$583,600	$583,600	$583,600	$583,600

Benefits & Perquisites
Health & Welfare Benefits			$6,103		$6,103
Company Car			$29,783		$29,783

Total Benefits & Perquisites			$35,886		$35,886

OVERALL TOTAL	$583,600	$583,600	$1,267,158	$583,600	$1,267,158

(1)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2010 ($14.59), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.
(2)	Calculations are based upon a termination date of August 14, 2012 per Mr. Campbell’s contract.

Executive: Alberto de Cardenas

Executive Benefits upon Change in Control and Termination of Employment	Disability	Death	Termination without Cause or Resignation with Good Reason	Change of Control
Base Salary			$315,000	$630,000

Total Cash Severance			$315,000	$630,000

Long Term Incentives
Value of Accelerated Stock Grants (1)	$182,375	$182,375	$182,375	$182,375

Benefits & Perquisites
Health & Welfare Benefits			$4,373	$4,373
Company Car			$6,998	$6,998

Total Benefits & Perquisites			$11,371	$11,371

OVERALL TOTAL	$182,375	$182,375	$508,746	$823,746

(1)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 31, 2010 ($14.59), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.

Employment and Other Agreements

On April 18, 2007, MasTec entered into a new employment agreement with Jose R. Mas, MasTec’s President and Chief Executive Officer, effective as of April 18, 2007. The term of the Agreement will continue until the Agreement is terminated in accordance with the terms and provisions thereof and provides that Mr. Mas will be paid an annual salary of $500,000, which was increased to $650,000 effective April 1, 2010. The Agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board of Directors. Pursuant to the

terms of the Agreement, Mr. Mas received 100,000 shares of MasTec’s common stock which vest, based on continued service and his compliance with certain negative covenants as set forth in the Agreement, on the fifth anniversary of the Agreement. This restricted stock vests immediately upon termination of the agreement so long as Mr. Mas is not terminated for cause (as such term is defined in the agreement). Following termination of employment by MasTec without cause or by Mr. Mas for good reason, Mr. Mas will receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If there is a change of control of MasTec during the employment term, Mr. Mas will be entitled to one and a half times his base salary and average performance bonuses during the term of the Agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

On January 25, 2010, MasTec entered into an employment agreement with Ray Harris relating to his employment as President. The agreement will remain in effect until terminated, and provides that Mr. Harris will be paid an annual salary of $500,000. The agreement also provides for an annual bonus of $500,000. Pursuant to the terms of the agreement, Mr. Harris received 100,000 shares of our common stock, which vest on the third anniversary of the effective date of the Agreement. Following termination of Mr. Harris’ employment by us without cause (as defined in the agreement) or by Mr. Harris for good reason (as defined in the agreement), Mr. Harris would receive one year of his base salary, his bonus, a pro-rata portion of Bonus earned through the date of termination, and certain employee benefits set forth in the agreement for a period of six months immediately following the date of termination. In addition, for every full or partial month Mr. Harris was employed, 2,778 shares of his unvested restricted stock would vest immediately, and the remainder of his restricted stock would vest on the originally scheduled vesting date. If there is a change of control of MasTec during the employment term, Mr. Harris will be entitled to one and a half times his (i) base salary for twelve months and (ii) his bonus, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective January 1, 2010, MasTec entered into an employment agreement with Robert Apple relating to his employment as Chief Operating Officer. The agreement will remain in effect until terminated, and provides that Mr. Apple will be paid an annual salary of $440,000. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by our compensation committee, in its sole discretion. Pursuant to the terms of the agreement, Mr. Apple received 37,500 shares of MasTec’s common stock which vest on the third anniversary of the effective date of the Agreement. Following termination of Mr. Apple’s employment by us without cause (as defined in the agreement) or by Mr. Apple for good reason (as defined in the agreement), Mr. Apple would receive his base salary, an amount equal to the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement from the date of termination for twelve months. If there is a change of control of MasTec during the employment term, Mr. Apple will be entitled to one and a half times his (i) base salary for twelve months and (ii) average performance bonuses during the last three calendar years for which he was our employee divided by twelve for twelve months, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective August 15, 2009, MasTec entered into an employment agreement with C. Robert Campbell relating to his employment as Executive Vice President and Chief Financial Officer. The agreement expires on August 14, 2011, unless earlier terminated, and provides that Mr. Campbell will be paid an annual salary of $400,000. The agreement also provides for annual performance bonuses of up to his base salary. Pursuant to the terms of the agreement, Mr. Campbell received 25,000 shares of MasTec’s common stock which vest on August 15, 2012. Following termination of Mr. Campbell’s employment by us without cause (as defined in the agreement) or by Mr. Campbell for good reason (as defined in the agreement), Mr. Campbell will receive his base salary and certain employee benefits set forth in the agreement from the date of termination until August 14, 2012. If the agreement is terminated by MasTec not renewing or extending the employment agreement or the parties cannot mutually agree to renew or extend Mr. Campbell’s employment then Mr. Campbell will be entitled to the severance benefits described above from the completion of the term of the agreement until August 14, 2012. If there is a change of control of MasTec during the employment term, Mr. Campbell will be entitled to immediate vesting of any unvested options and restricted stock. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Effective January 1, 2008, MasTec entered into an employment agreement with Alberto de Cardenas relating to his employment as Executive Vice President, General Counsel and Secretary. The agreement expires on December 31, 2011, unless earlier terminated, and provides that Mr. de Cardenas will be paid an annual salary of $315,000. The agreement also provides for annual performance bonuses of up to 50% of his base salary. Pursuant to the agreement, we granted to Mr. de Cardenas 5,000 shares of restricted stock, which vested 100% on January 1, 2011. Mr. de Cardenas may also participate in our bonus plan for senior management and for equity to be granted pursuant to our SIP. Following termination of employment by MasTec without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination. If there is a change of control of MasTec during the employment term, Mr. de Cardenas will be entitled to two times his base salary, to the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

Compensation of Directors

2010 Director Compensation

At the direction of the Board in 2009, the Compensation Committee hired F.W. Cook & Co., Inc. to conduct an independent review of MasTec’s independent director compensation. Management provided background information and confirmed the accuracy of the current program summary. F.W. Cook provided a competitive analysis of non-employee director compensation programs at 13 peer companies and recommended changes to the MasTec independent director compensation program. The peer companies were selected using the following process:

•	An initial screen of public companies was derived from the Global Industry Classification Standard (GICS) industry code assigned to MasTec, Construction & Engineering,

•	Foreign companies and companies with significant international revenue were eliminated,

•	Companies with less than $500 million in annual revenues were eliminated,

•	Companies with more than $4 billion in annual revenues were eliminated,

•	Four public companies in related industries within the financial size criteria were added.

After thorough review of the F.W. Cook report, the Compensation Committee recommended and the Board of Directors approved changes to the independent director compensation to be effective July 1, 2009. As approved by the Board of Directors, independent directors are paid a $30,000 quarterly retainer. At least one third of the quarterly retainer must be taken by the director in the form of equity. The director can choose between fully vested shares of common stock or a fully vested option grant. The option grant would be valued in accordance with FASB ASC Topic 718 with an expiration of 10 years. The remainder, if any, is taken in the form of cash. In addition, the Lead Independent Director receives an additional $5,000 per quarter, the Audit Committee Chairperson receives an additional $2,500 per quarter, the Compensation and Nominating Committee Chairpersons each receive an additional $1,250 per quarter, and all committee members receive an additional $750 for each committee meeting attended.

Directors are reimbursed for their reasonable expenses incurred in order to attend Board and Committee meetings and in their performance of director duties.

Option and restricted stock awards granted to our independent directors are governed by our Amended and Restated 2003 Stock Incentive Plan for Non-Employees, which we refer to as the Non-Employee Incentive Plan. All formula options are granted at an exercise price equal to, and formula restricted stock grants are based on, the fair market value of MasTec’s common stock based on the closing price of our common stock on the New York Stock Exchange on the date of grant. In addition to the formula grants, the Compensation Committee, which administers the Non-Employee Incentive Plan, may also make discretionary grants of stock options and restricted stock awards to non-employee directors.

Effective January 1, 2006, we adopted a Deferred Fee Plan. Under the terms of the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force, unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director. The Deferred Fee Plan was amended and restated generally effective as of January 1, 2009 to comply with Section 409A of the Internal Revenue Code and to make certain other desired changes to the Plan. Pursuant to the restatement, participants were given the right to make an irrevocable election on or before December 1, 2008 to receive a lump sum distribution of the Director’s deferred cash account and the vested portion of the Director’s deferred stock account, on or about April 1, 2009, and to receive lump sum distributions of the non-vested portions, if any, of the Director’s deferred stock account on the later of April 1, 2009 or the dates in which the deferred stock account would vest based upon the vesting schedule for each respective portion of the stock account.

The following table sets forth a summary of the compensation we paid to our directors, who are not named executive officers, for services rendered in 2010.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total ($)
Jorge Mas	—	—	$298,521	$298,521
Ernst N. Csiszar	$88,646	$39,604	—	$128,250
Robert J. Dwyer	$6,000	$120,000	—	$126,000
Frank E. Jaumot	$96,854	$42,896	—	$139,750
Julia L. Johnson (4)	$0	$131,000	—	$131,000
Jose S. Sorzano	$89,739	$41,261	—	$131,000
John Van Heuvelen	$105,801	$46,199	—	$152,000

(1)	This column reports the amount of compensation earned for Board and Committee service elected to be received in cash.
(2)	This column represents the amount of compensation earned for Board and Committee service elected to be received in stock. Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. Restricted stock awards were valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 12 to our consolidated financial statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	Includes premiums paid by MasTec for second to die life insurance policies on the lives of Mr. and Mrs. Jorge Mas that are owned by MasTec and are subject to a split dollar arrangement of $214,000 and imputed income with respect to these split dollar arrangements of $80,791, and $3,730 for standard benefits. See “Certain Relationships and Related Transactions” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas.
(4)	Pursuant to the Deferred Compensation Plan for Non-Employee Directors, Ms. Johnson deferred 11,607 in immediately vested shares.

As of December 31, 2010, the aggregate number of unvested stock awards and the aggregate number of stock option awards (both exercisable and unexercisable) for directors, who are not named executive officers, were as follows:

Name	Aggregate Number of Unvested Stock Awards	Aggregate Number of Option Awards
Jorge Mas	0	400,000
Ernst N. Csiszar	0	40,000
Robert J. Dwyer	0	35,000
Frank E. Jaumot	0	35,000
Julia L. Johnson	0	117,500
Jose S. Sorzano	0	92,500
John Van Heuvelen	0	130,000

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with MasTec’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors.

Jose S. Sorzano

Frank E. Jaumot

Robert J. Dwyer

Julia Johnson

John Van Heuvelen

SECURITY OWNERSHIP

Principal Shareholders

The following table provides information concerning the beneficial ownership of our common stock, as of March 15, 2011, by:

•	Each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock;

•	Each of our current directors and nominees for director;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are exercisable as of March 15, 2011 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each individual is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the Commission by the shareholders.

	Common Stock Beneficially Owned
Name	Number of Shares (1)(2)		Percentage of Common Stock Outstanding
Jorge Mas	18,664,096	(3)	23.718%
Chairman of the Board
Jose R. Mas	2,611,310	(4)	3.306%
Chief Executive Officer and Director
Ernst N. Csiszar	56,431		*
Director
Robert J. Dwyer	70,572		*
Director
Frank E. Jaumot	39,085		*
Director
Julia L. Johnson	157,286		*
Director
Jose S. Sorzano	105,770		*
Director
John Van Heuvelen	152,040		*
Director
Ray Harris	100,000		*
President
Robert Apple	259,900		*
Chief Operating Officer
C. Robert Campbell	253,500		*
Executive Vice President and Chief Financial Officer
Alberto de Cardenas	106,700		*
Executive Vice President, General Counsel and Secretary

All current executive officers and directors as a group (12 persons)	22,576,690		28.253%
FMR LLC (5)	7,999,083	(5)	10.165%
Frontier Capital Management (6)	5,070,007	(6)	6.442%

*	Less than 1%
(1)	Includes shares of unvested restricted stock, but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Robert Apple, 57,500 shares; C. Robert Campbell, 40,000 shares; and Alberto de Cardenas, 7,500 shares; and Ray Harris, 100,00 shares.
(2)	Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 15, 2010 as follows: Ernst N. Csiszar, 40,000 shares; Robert J. Dwyer, 35,000 shares; Frank E. Jaumot, 22,500 shares; Julia L. Johnson, 117,500 shares; Jose S. Sorzano, 82,583 shares; John Van Heuvelen, 130,000 shares; Robert Apple, 190,000 shares; C. Robert Campbell, 210,000 shares; and Alberto de Cardenas, 90,000 shares.
(3)	Includes shares owned directly by the Jorge L. Mas Canosa Holdings I Limited Partnership, a Texas limited partnership (the “Family Partnership”), and indirectly by Jorge Mas, as the president and sole director of Jorge L. Mas Canosa Holdings Corporation, a Texas corporation, the sole general partner of the Family Partnership; and shares owned of record by Jorge Mas Holdings I Limited Partnership, a Texas limited partnership (“Jorge Mas Holdings”). The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jorge Mas. Also includes shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the “Family Foundation”) of which Mr. Jorge Mas is the president; and shares covered by options exercisable within 60 days of March 15, 2011. Mr. Jorge Mas disclaims beneficial ownership of the shares held by the Family Partnership except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned by the Family Foundation. In 2003, Mr. Mas entered into a 10b5-1 plan with a third-party trustee providing for the sale of shares of our common stock. On an annual basis, Mr. Mas may authorize the trustee, in its sole discretion but subject to certain price restrictions and monthly volume limitations, to sell up to a maximum number of shares.
(4)	Includes shares owned of record by Jose Ramon Mas Holdings I Limited Partnership, a Texas limited partnership (“Jose Mas Holdings”). The sole general partner of Jose Mas Holdings is Jose Ramon Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jose Mas. Also includes shares owned of record by Jorge Mas Canosa Freedom Foundation, Inc., a Florida non-for-profit corporation (“Freedom Foundation”) of which Mr. Jose R. Mas is secretary; shares covered by options exercisable within 60 days of March 15, 2011; and shares owned of record individually. Mr. Jose R. Mas disclaims beneficial ownership of the shares held by the Freedom Foundation.
(5)	Based on Schedule 13G/A Amendment No. 9 filed with the SEC, on February 14, 2011, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G/A Amendment No. 9, FMR possesses sole voting power with respect to 2,066,575 shares and possesses sole dispositive power with respect to 7,999,083 shares. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(6)	Based on Schedule 13G/A Amendment No. 1 filed with the SEC, on February 15, 2011, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G/A Amendment No. 1, Frontier Capital Management possesses sole voting power with regard to 3,456,787 shares and sole dispositive power with respect to 5,070,007 shares. Frontier Capital Management’s address is 99 Summer Street, Boston, MA 02110.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock, as well as certain affiliates of such persons, file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the New York Stock Exchange reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received, MasTec believes that during the year ended December 31, 2010, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee Charter requires that the Audit Committee review and approve all transactions in which we are a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that: (i) all related party transactions must be fair and reasonable to us at the time they are authorized by the Audit Committee; and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

Related Person Transactions

MasTec purchases, rents and leases equipment used in its business from a number of different vendors on a non-exclusive basis, including Neff Corp. (“Neff”). Juan Carlos Mas, the brother of Jorge Mas, Chairman of MasTec’s Board of Directors, and Jose Mas, MasTec’s Chief Executive Officer, was the chairman of the Neff Board of Directors through September 30, 2010. For the years ended December 31, 2010, 2009 and 2008, MasTec paid Neff approximately $1,045,000, $920,000 and $811,000, respectively, for equipment purchases, rentals and leases. MasTec believes the amounts paid to Neff were equivalent to the payments that would have been made to unrelated parties in similar arm’s length transactions. As of October 1, 2010, Juan Carlos Mas was no longer the chairman of the Neff Board of Directors.

MasTec leases a property located in Florida from Irma S. Mas, the mother of Jorge Mas and Jose Mas. For the years ended December 31, 2010, 2009 and 2008, the Company paid approximately $48,000 for lease payments in connection with this property.

MasTec has an arrangement with a customer whereby it leases employees to that customer. For the years ended December 31, 2010, 2009 and 2008, MasTec charged approximately $463,000, $426,000 and $390,000, respectively, to the customer. As of December 31, 2010 and 2009, $887,000 and $832,000, respectively, was included in accounts receivable within other current assets from this customer. The Company also has an agreement with this customer whereby the Company provides satellite communication services. For the years ended December 31, 2010, 2009 and 2008, revenues relating to this customer were approximately $979,000, $887,000 and $583,000, respectively. Jorge Mas and Jose Mas are minority owners of this customer. As of December 31, 2010 and 2009, approximately $599,000 and $445,000, respectively, was included in trade accounts receivable from this customer.

The Company charters an aircraft from a third party who leases two of its aircraft from entities in which Jorge Mas and Jose Mas have an ownership interest. MasTec paid this unrelated chartering company approximately $560,000, $475,000 and $341,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

On October 28, 2009, the three split dollar agreements between Jorge Mas and us were restated into a single agreement and the deferred bonus agreements between Jorge Mas and us was amended and restated in its entirety. Under the amended and restated split dollar agreement, MasTec remains the sole owner and beneficiary of each of the policies subject to the agreement and upon the death of the insured or insured’s under the applicable policy, MasTec is entitled to receive a portion of the death benefit under such policy equal to the greater of (i) all premiums paid by us on such policy or (ii) the then cash value of such policy immediately before the death of the insured or insured’s, excluding surrender charges. Upon termination of the agreement, Jorge Mas, or in the case of a second to die policy, the second to die of Jorge Mas and his wife, have an option to purchase each policy subject to the agreement for a purchase price equal to the greater of those two amounts. Additionally, the designation of a portion of the policy as key-man insurance was removed, and therefore the entire policy is now subject to the split dollar agreement. The total maximum face amount of the insurance for all policies subject to the split dollar agreement was capped at $200 million. The amount of the deferred bonus under the amended and restated deferred bonus agreement is equal to the sum of the following amounts determined with respect to each policy subject to the split dollar agreement: the greater of (i) the total premiums paid by MasTec under such policy or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges. All other material provisions of the split dollar and deferred bonus agreements remain unchanged.

On October 28, 2009, MasTec amended and restated an existing deferred bonus agreement it had originally entered into with Jorge Mas on November 1, 2002. The deferred bonus under the new agreement is equal to the sum of the following amounts, determined with respect to each policy subject to the split dollar agreement: the greater of (i) the total premiums paid by MasTec under such policy, or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges.

On October 28, 2009, the split dollar and deferred bonus agreements between Jose Mas and MasTec, which were originally entered into on August 3, 2004 and April 3, 2007, respectively, were amended and restated in their entirety. The amended and restated split dollar agreement provides that one or more life insurance policies may be subject to the agreement. At this time, however, the only policy subject to the agreement is the one acquired pursuant to the original agreement, which is in an aggregate face amount of $11 million. MasTec is the sole owner and beneficiary of any policy subject to the agreement, and upon the death of the insured, MasTec is entitled to receive a portion of the death benefit equal to the greater of (i) the total premiums paid by MasTec on such policy, or (ii) the then cash value of such policy immediately before the death of the insured, excluding surrender charges. Upon termination of the agreement, Jose Mas has an option to purchase each policy, subject to the agreement for a purchase price equal to the greater of the amounts referenced above. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy or dissolution of MasTec, or (ii) a change in control of MasTec. For the years ended December 31, 2010, 2009 and 2008, MasTec paid approximately $115,000, $150,000 and $0, respectively, in connection with the split dollar agreements for Jose Mas. The amount of the deferred bonus under the amended and restated deferred bonus agreement that is payable upon termination of the split dollar agreement is equal to the sum of the following amounts, determined with respect to each policy subject to the split dollar agreement: the greater of (i) the total premiums paid by MasTec under the terms of such policy, or (ii) the then cash value of such policy immediately prior to the change in control, excluding surrender charges.

AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

Audit Committee Report

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. During 2010, at each of its meetings, the Audit Committee met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues and had private executive sessions, as appropriate, at its meetings, with MasTec’s Vice President-Internal Audit.

The Audit Committee also discussed with the independent auditors the matters required to be reviewed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee. The Audit Committee reviewed and discussed with the independent auditors their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also considered with the independent auditors whether the provision of non-audit services by independent auditors to MasTec is compatible with the auditors’ independence.

The Audit Committee has reviewed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 with our management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors and the Board of Directors has approved, the audited financial statements included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2010.

Frank E. Jaumot, Chairman

Ernst N. Csiszar

John Van Heuvenlen

Independent Public Accountants

Our Audit Committee engaged BDO USA, LLP to serve as our independent registered public accountants for the 2010 fiscal year. A representative from BDO USA, LLP is expected to attend the 2011 Annual Meeting of Shareholders and will have the opportunity to make a statement and answer questions.

Audit Fees

Fees for services rendered by our independent auditors, BDO USA, LLP, for professional services rendered for the 2009 and 2010 audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q in 2009 and 2010, out of pocket expenses, procedures performed for a registration statement filing and other audit procedures related to SEC comment letters totaled approximately $2.4 million and $2.3 million for 2009 and 2010, respectively.

Audit Related Fees

Fees for audit related services, which are services that are reasonably related to the performance of the audit or review of quarterly financial statements, performed by BDO USA, LLP were $67,800 and $81,500 in 2009 and 2010, respectively.

Fees billed for tax services, including compliance, tax advice and tax planning, performed by BDO USA, LLP in 2009 and 2010 were $0 and $0 respectively.

All Other Fees

There were no fees billed for other services in 2009 and 2010 by BDO USA, LLP.

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters in connection with securities underwritings) and non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2009 and 2010, audit related services, tax services, and all other services to be provided by BDO USA, LLP were pre-approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected and appointed the firm of BDO USA, LLP to act as our independent registered public accounting firm for the 2011 fiscal year. BDO USA, LLP was our independent auditor for the fiscal year ended December 31, 2010. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2011 fiscal year absent contrary instructions.

The Board of Directors Recommends a Vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2011 fiscal year.

PROPOSAL 3: VOTE ON A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVES

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers as disclosed in the section of this Proxy Statement titled “Compensation Discussion and Analysis” including the tables that follow. We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the holders of the Company’s common stock advise that they approve the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).”

Although your vote is advisory and therefore non-binding, the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We urge shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, which details our compensation actions for the year ended December 31, 2010. As described in the CD&A, we believe that the compensation paid to our named executive officers for 2010 appropriately considers our demonstrated ability to increase revenue, net income and profitability over the short- and long-term as a result of the continued leadership of these named executive officers. We believe that our compensation programs and policies and the compensation decisions for 2010 as described in the CD&A appropriately reward our named executive officers for their and the Company’s performance, and we be believe that these programs and policies will assist us in retaining our senior leadership team.

The Board recommends that shareholders vote FOR approval of the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF NON-BINDING VOTES ON EXECUTIVE COMPENSATION

Our shareholders are entitled to cast an advisory vote at the Annual Meeting to determine how frequently they should consider and cast an advisory vote to approve the compensation of our named executive officers. The choices are: every year, two years or three years. While this shareholder vote regarding frequency is an advisory vote that is not binding on the Company or the Board of Directors, we value the opinions of our shareholders and will consider the outcome of the vote when making our determination regarding how frequently this advisory vote will be held.

The Company, the Compensation Committee and the Board of Directors believe that it is appropriate and in the best interest of the Company for the Company’s shareholders to cast an advisory vote on executive compensation every three years, for the following reasons:

•

As described in the CD&A the compensation tables and the related footnotes, and the narrative information accompanying the tables, our compensation programs are straightforward and remain relatively consistent from year to year in terms of structure and philosophy. As such, we believe that an annual shareholder vote on executive compensation runs the risk of becoming a referendum in hindsight with respect to the amount of executive compensation paid in a particular year and is not likely to provide us or the Board with meaningful guidance as to whether our executive compensation programs and policies are generally effective and appropriate. We believe that a determination whether executive compensation has been properly calibrated to our performance is best made based on results for a multi-year period rather than for just one year. Results for a single year may be disproportionately impacted by various factors, including, without limitation, difficulty in forecasting conditions in the overall economy and the particular markets in which we operate, the impact of acquisitions, changes in law and regulation, and highly volatile economic conditions such as those we have experienced over the last two fiscal years.

•

Furthermore, if we were to receive an advisory vote disapproving of our compensation program for our named executive officers, we and the Board would want to understand our shareholders’ views that led to such vote. We believe that it would take a considerable period of time (likely more than the interval between one year’s annual meeting and the date by which compensation would next need to be established) for us to understand and consider these concerns and any potential alternatives, to institute any warranted changes to our compensation programs, and for us and our shareholders to assess whether such changes were effective. We do not believe that it would be in the best interest of shareholders for us to respond to a negative advisory vote on executive compensation in a reactive or “knee-jerk” fashion.

•

This is particularly true when one considers the fact that elements of our executive compensation programs apply well beyond our named executive officers described in the CD&A—in some cases to several hundred of our employees. We believe that our compensation programs have proven valuable in the recruitment and retention of key employees (in addition to our named executive officers), and before we eliminate or materially change these programs, we would want to fully understand the human resources implications of doing so.

•

Most importantly, we believe that we have always had open lines of communication with our major shareholders, and we generally have an “open door” philosophy in responding to any shareholder who expresses a concern regarding any of our policies and practices, including those related to our executive compensation programs. In addition, we believe that our shareholders and potential investors will continue to have an opportunity to engage in meaningful discussions regarding our executive compensation programs during the period of time between advisory votes and that they will not be prejudiced or in any way disenfranchised by the three-year term.

In light of the above, we believe that our resources in preparing for, seeking and responding to an advisory vote on executive compensation will be most effectively utilized every three years as opposed to a shorter time period, without sacrificing our shareholders’ ability to be heard.

Vote Required. Shareholders are being asked to vote on the following resolution (the “Say-When-on-Pay Resolution”):

“RESOLVED, that the Company’s shareholders advise the Company to include a non-binding, advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Exchange Act every:

•	year;

•	two years; or

•	three years.”

In voting on this resolution, you should mark your proxy for one year, two years or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you should abstain. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR a frequency of THREE YEARS for future advisory votes regarding executive compensation.

The Board of Directors recommends a vote FOR a frequency of “THREE YEARS” with respect to the Say-When-on-Pay Resolution.

PROPOSAL 5: APPROVAL OF MASTEC, INC. 2011 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors has adopted the MasTec, Inc. 2011 Employee Stock Purchase Plan, or the ESPP, authorizing the issuance of shares of our common stock. The ESPP becomes effective July 1, 2011 provided that it receives shareholder approval at the Annual Meeting.

The ESPP is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Shareholder approval for the ESPP is required in order to comply with the requirements of Section 423 of the Internal Revenue Code.

The following is a summary of the material provisions of the ESPP, a copy of which is attached as Annex A to this proxy statement. You are urged to read the full text of the ESPP. At the annual meeting, our shareholders will be asked to approve the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to provide an incentive for our employees, and the employees of our subsidiaries that are designated by our Board of Directors as eligible, to purchase our common stock and acquire a proprietary interest in us. Approximately 9,000 of our approximately 9,400 employees as of December 31, 2010 are eligible to participate in the ESPP.

Administration of the ESPP

The Compensation Committee of our Board of Directors will administer the ESPP. The ESPP vests the Compensation Committee with the authority to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to the ESPP, and to make all other determinations necessary or advisable for the administration of the ESPP; however, our Board of Directors may exercise that authority in lieu of the Compensation Committee. The ESPP is required to be administered in a manner consistent with Rule 16b-3 of the Exchange Act.

Participation in the ESPP

Employees of MasTec. and its subsidiaries on July 1, 2011 are eligible to participate in the ESPP as of that date if they have been employed by MasTec or any of its subsidiaries for 30 days preceding that date and are scheduled to work at least 20 hours per week and more than five months per calendar year. Individuals who become employees of MasTec or its subsidiaries after July 1, 2011 and are scheduled to work at least twenty hours per week and more than five months per calendar year, become eligible to participate in the ESPP after completing 30 days of employment with MasTec, Inc. or any of its subsidiaries. These eligible employees may become participants in the ESPP by completing an enrollment agreement and filing it with us.

Offerings under the ESPP

The ESPP generally is implemented through a series of 12-month-long offering periods, beginning on July 1 and ending on the June 30 that is 12 months later. Shares of our common stock are available for purchase under the ESPP on periodic exercise dates within each offering period. Exercise dates are the last business days in March, June, September and December during each offering period. On the first business day of each offering period, participants are granted the option to purchase shares of our common stock on the exercise dates within that offering period.

No participant is eligible for the grant of any option under the ESPP if, immediately after the grant, the participant would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our subsidiaries. Additionally, no participant may be granted any option that would permit the participant to buy more than $25,000 worth of our common stock (based on the closing sale price per share reported on the New York Stock Exchange on the date the option is granted or, if there is no sale on that date, then on the last previous day on which a sale was reported) in any calendar year. Finally, no participant may purchase more than 5,000 shares of our common stock on any one exercise date.

Plan Contributions

Except as otherwise authorized by the Compensation Committee, all contributions to the ESPP shall be made only by after-tax payroll deductions or by direct after-tax contributions to the ESPP at such times and subject to such terms and conditions as the Compensation Committee may in its discretion determine. The enrollment agreement that each participant must submit authorizes after-tax payroll deductions from the participant’s compensation during each payroll period. Participants may elect a payroll deduction amount of at least 1%, and up to 15%, of their compensation. A participant may change or terminate his or her payroll deductions at any time during an offering period, but may only begin payroll deductions on specified dates. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with our general funds.

Exercise Price

The exercise price per share at which shares are sold in an offering under the ESPP is the lower of (i) 85% of the fair market value of a share of our common stock on the first day of the offering period or, (ii) 85% of the closing price on the exercise date. Participants pay the exercise price through accumulated payroll deductions or direct after-tax contributions made to the ESPP over the offering period.

Withdrawal from the ESPP

A participant may withdraw from participation in the ESPP at any time by completing a withdrawal form and delivering it to us. If a participant’s employment terminates for any reason, he or she is treated as having withdrawn from the ESPP.

A participant’s withdrawal is effective as soon as administratively practicable after we receive the notice of withdrawal. All options granted to the participant under the ESPP, but not yet exercised, automatically terminate, and no further purchases of common stock are made for the participant’s account following the effectiveness of the participant’s withdrawal. We cease making payroll deductions for a participant’s account beginning with the first payroll period that starts after the effectiveness of the participant’s withdrawal, and we refund any accumulated payroll deductions and/or direct after-tax contributions that are not used to purchase stock under the ESPP.

After a participant withdraws, or is treated as having withdrawn, the participant is not permitted to participate again in the ESPP until the entry date that is at least two months after his or her date of withdrawal. In order to rejoin the ESPP, a former participant must submit a new enrollment agreement.

Restrictions on Transfer; No Shareholder Rights

No contributions to or option granted under the ESPP is assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the ESPP. During the lifetime of a participant, an option is exercisable only by the participant. A participant does not have any interest or voting rights in shares covered by his or her option until the option has been exercised.

Duration, Termination, and Amendment of the ESPP

The ESPP will terminate following the last exercise date before the 10th anniversary of effective date, or if sooner, on the date on which all shares reserved for issuance under the ESPP have been sold. Additionally, our Board of Directors may terminate the ESPP earlier. The Board of Directors or the Compensation Committee may

amend the ESPP at any time, provided that no amendment may change any option in a way that adversely affects the rights of the holder of the option, no amendment may in any way cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans under Section 423 of the Internal Revenue Code, and no amendment may cause the ESPP to fail to comply with Rule 16b-3 under the Exchange Act. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Internal Revenue Code, or any other applicable law or regulation, we will obtain shareholder approval of any such amendment.

Shares Reserved under the ESPP

1,000,000 shares of our common stock are reserved for issuance under the ESPP. If any option granted under the ESPP expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that option will again be available for issuance under the ESPP.

Effect of Certain Corporate Events

The ESPP provides for appropriate adjustment of the number of shares of common stock for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares of our common stock as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

In the event of a merger or a sale of all or substantially all of our assets, each option under the ESPP will be assumed or an equivalent option will be substituted by the successor corporation, unless the Compensation Committee accelerates the date on which the options may be exercised. In the event of our dissolution or liquidation, the offering period in progress will terminate immediately prior to the consummation of such proposed action, unless the Compensation Committee determines otherwise.

New Plan Benefits

We are not able to determine the dollar value and number of any additional plan benefits which will be received by or allocated to any of our executive officers, our current executive officers, as a group, or employees who are not executive officers, as a group, because participation in the ESPP and the rate of withholding is voluntary and determined by each eligible person in his or her sole discretion. The adoption of the ESPP will not result in any new benefits to the current directors who are not employees, as a group, including nominees for election as a director, because those persons are not eligible to participate in the ESPP.

Prior Plan

Our Board of Directors has adopted resolutions to terminate the MasTec, Inc. 1997 Non-Qualified Employee Stock Purchase Plan effective June 30, 2011 in the event that our shareholders vote to approve the adoption of the ESPP. Accordingly, if our shareholders vote to approve the adoption of the ESPP, no additional shares will be offered for purchase under the MasTec, Inc. 1997 Non-Qualified Employee Stock Purchase Plan after June 30, 2011.

Federal Income Tax Effects

Options granted under the ESPP are intended to qualify for favorable federal income tax treatment to our employees under Sections 421 and 423 of the Internal Revenue Code. Employee contributions are made on an after-tax basis and the exercise of an option will not be a taxable event to a participant. When a participant sells shares of common stock purchased under the ESPP, such sale would be taxable as follows:

•

if a participant disposes of shares purchased under the ESPP two years or more after the date of the beginning of the offering period in which the shares were acquired, and more than one year after the shares were purchased, the participant would recognize as ordinary income the lesser of (i) the excess of the fair market value of the shares on the date of sale over the price paid, or (ii) the discount of the fair market value of the shares at the beginning of the offering period. Additionally, the participant would recognize a long-term capital gain or loss, within the meaning of the Internal Revenue Code, equal to the difference between the amount realized from the sale of the shares and the participant’s basis. The participant’s basis would be the purchase price plus any amount taxed as ordinary compensation income; or

•

if a participant disposes of shares purchased under the ESPP within two years after the date of the beginning of the offering period during which the shares were purchased, or within one year after the shares were purchased, the participant would recognize ordinary compensation income equal to the excess of the fair market value of the shares on the purchase date over the price paid for the shares. Additionally, the participant would recognize a capital gain or loss, within the meaning of the Internal Revenue Code, equal to the difference between the amount realized from the sale of the shares and the participant’s basis. The participant’s basis would be the purchase price plus the amount taxed as ordinary compensation income. If the participant held the shares for more than one year, the capital gain or loss would be a long-term gain or loss.

MasTec will not receive an income tax deduction upon either the grant of the option or a participant’s exercise of the option, but generally does receive a deduction equal to the ordinary compensation income that the participant is required to recognize as a result of the disposition of the shares if the participant disposes of the shares within two years after the date of the beginning of the offering period during which the shares were acquired, or within one year after the shares are purchased. Under current law, no withholding of income tax or FICA tax is required.

On March 21, 2011, the last trading day prior to the printing and mailing of this proxy statement, the last reported sale price per share of MasTec common stock on the New York Stock Exchange was $20.75.

The Board of Directors recommends a vote FOR the ESPP.

OTHER BUSINESS

Advance Notice Procedures and Shareholders’ Proposals for 2012 Annual Meeting

Under our bylaws, no business, may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board of Directors or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, MasTec must receive any eligible proposal from an eligible shareholder intended to be presented at the 2012 Annual Meeting of Shareholders on or before November 24, 2011 for the proposal to be properly brought before the meeting. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after November 24, 2011 of an intent to present any proposal at MasTec’s 2012 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in the Company’s Proxy Statement and Proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (without exhibits or documents incorporated by reference therein), are available without charge to shareholders upon written request to MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134, by calling (305) 599-1800 or via the Internet at www.mastec.com.

Other Matters that May Come Before the Annual Meeting

The Board of Directors does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote any proxies on such matters in accordance with their judgment.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Alberto de Cardenas, Secretary

Coral Gables, Florida

March 22, 2011

Annex A

MASTEC, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

MASTEC, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide incentive for present and future employees of the Company and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Applicable Percentage” means, with respect to each Offering Period, eighty-five percent (85%), unless and until such Applicable Percentage is increased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Offering Period must be established not less than fifteen (15) days prior to the Offering Date thereof.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” means the Compensation Committee of the Board or, if no such Committee exists, then the Board.

(e) “Common Stock” means the Company’s common stock, par value $.10 per share.

(f) “Company” means MasTec, Inc., a Florida corporation.

(g) “Compensation” means, with respect to each Participant for each pay period, the full base salary and overtime paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) bonuses or commissions, (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan, (iii) any automobile or relocation allowances (or reimbursement for any such expenses), (iv) any amounts paid as a starting bonus or finder’s fee, (v) any amounts realized from the exercise of any stock options or incentive awards, (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or (vii) other similar forms of extraordinary compensation.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i) “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(j) “Employee” means any person, including an Officer, whose customary employment with the Company or one of its Designated Subsidiaries is at least twenty (20) hours per week and more than five months in any calendar year.

(k) “Entry Date” means the first day of each Exercise Period.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” means the last Trading Day ending on or before each March 31, June 30, September 30 and December 31.

(n) “Exercise Period” means, for any Offering Period, each period commencing on the Offering Date and on the first Trading Day after each Exercise Date, and terminating on the immediately following Exercise Date.

(o) “Exercise Price” means the price per share of Common Stock offered in a given Offering Period determined as provided in Section 7(b).

(p) “Fair Market Value” means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(c).

(q) “First Offering Date” means July 1, 2011.

(r) “Offering Date” means the first Trading Day of each Offering Period; provided, that in the case of an individual who becomes eligible to become a Participant under Section 3(b) after the first Trading Day of an Offering Period, the term “Offering Date” shall mean the first Trading Day of the Exercise Period coinciding with or next succeeding the day on which that individual becomes eligible to become a Participant. Options granted after the first day of an Offering Period will be subject to the same terms as the options granted on the first Trading Day of such Offering Period except that they will have a different grant date (thus, potentially, a different Exercise Price) and, because they expire at the same time as the options granted on the first Trading Day of such Offering Period, a shorter term.

(s) “Offering Period” means, subject to adjustment as provided in Section 4(b), (i) with respect to the first Offering Period, the period beginning on the First Offering Date and ending on June 30, 2012, and (ii) with respect to each Offering Period thereafter, the period beginning on the July 1 immediately following the end of the previous Offering Period and ending on the June 30 which is 12 months thereafter.

(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Participant” means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 5 hereof.

(v) “Plan” means this MasTec, Inc. 2011 Employee Stock Purchase Plan.

(w) “Plan Contributions” means, with respect to each Participant, the lump sum cash transfers, if any, made by the Participant to the Plan pursuant to Section 6(a) hereof, plus the after-tax payroll deductions, if any, withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 hereof, and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

(x) “Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(y) “Trading Day” means a day on which the national stock exchanges and the Nasdaq system are open for trading.

3. Eligibility.

(a) First Offering Date. Any individual who is an Employee as of the First Offering Date and has been employed by the Company or any Subsidiary (or any predecessor) for 30 days preceding the First Offering Date shall be eligible to become a Participant as of the First Offering Date.

(b) Subsequent Offering Dates. Any individual who has been employed by the Company or any Subsidiary (or any predecessor) for 30 days preceding the Offering Date of a given Offering Period and who is an Employee as of the Offering Date of a given Offering Period shall be eligible to become a Participant as of any Entry Date within that Offering Period under the Plan.

4. Offering Periods.

(a) In General. The Plan shall generally be implemented by a series of Offering Periods. The first Offering Period shall commence on the First Offering Date and end on June 30, 2012, and succeeding Offering Periods shall commence on the July 1 immediately following the end of the previous Offering Period and end on the June 30 which is 12 months thereafter.

(b) Changes by Committee.

(i) The Committee shall have the power to make other changes to the duration and/or the frequency of Offering Periods with respect to future offerings if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected.

(ii) The Committee may shorten the duration of any Offering Period then in progress by requiring that it end immediately following the close of trading on any Exercise Date within that Offering Period (after the purchase of Common Stock on that Exercise Date), if such change is announced at least five days prior to the Exercise Date on which the Committee proposes that the Offering Period terminate.

(iii) If the Company determines that the accounting treatment of purchases under the Plan will change or has changed in a manner that is detrimental to the Company’s best interests, then the Committee may, in its discretion, take any or all of the following actions: (i) terminate any Offering Period that is then ongoing as of the next Exercise Date (after the purchase of Common Stock on such Exercise Date); (ii) set a new Exercise Date for any ongoing Offering Period and terminate such Offering Period after the purchase of Common Stock on such Exercise Date; (iii) amend the Plan so that each offering under the Plan will reduce the effect of such detrimental accounting treatment; or (iv) terminate any ongoing Offering Period at any time and refund any contributions to the applicable Participants.

5. Participation.

(a) Entry Dates. Employees meeting the eligibility requirements of Section 3(b) hereof after the First Offering Date may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering.

(b) Special Rule for First Offering Date. All Employees who are eligible as of the First Offering Date may elect to participate in the Plan commencing as of the First Offering Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior the deadline prescribed by the Company for initial enrollment.

6. Plan Contributions.

(a) Contribution by Payroll Deduction or Direct Payment. Except as otherwise authorized by the Committee, all contributions to the Plan shall be made only by payroll deductions or by direct after-tax contributions to the Plan at such times and subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions the Plan and the provisions of Section 423 of the Code or any successor thereto, and shall be treated in the same manner as payroll deductions contributed to the Plan as provided herein.

(b) Payroll Deduction Election on Enrollment Agreement. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Offering Period that he or she is a Participant in an amount not less than 1% and not more than 15% of the Participant’s Compensation on each payroll date during the portion of the Offering Period that he or she is a Participant. The amount of payroll deductions must be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation.

(c) Commencement of Payroll Deductions. Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions for Participants enrolling in the Plan shall commence with the earliest administratively practicable payroll period that begins on or after the Entry Date with respect to which the Participant files an enrollment agreement in accordance with Section 5.

(d) Automatic Continuation of Payroll Deductions. Unless a Participant elects otherwise prior to the last Exercise Date of an Offering Period, including the last Exercise Date prior to termination in the case of an Offering Period terminated under Section 4(b) hereof, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period (and, for purposes of such Offering Period the Participant’s “Entry Date” shall be deemed to be the first day of such Offering Period) and (ii) to have authorized the same payroll deduction for the immediately succeeding Offering Period as was in effect for the Participant immediately prior to the commencement of the succeeding Offering Period.

(e) Change of Payroll Deduction Election. A Participant may decrease or increase the rate or amount of his or her payroll deductions during an Offering Period (within the limitations of Section 6(b) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; provided, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Exercise Period. Except as otherwise determined by the Committee under rules applicable to all Participants, the change in rate or amount shall be effective as of the earliest administratively practicable payroll period that begins on or after the date the Committee receives the new enrollment agreement. Additionally, a Participant may discontinue his or her participation in the Plan as provided in Section 13(a).

(f) Automatic Changes in Payroll Deduction. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 7(d) hereof, or any other applicable law, a Participant’s payroll deductions may be decreased, including to 0%, at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant’s enrollment agreement at the beginning of the following Exercise Period which is scheduled to end in the following calendar year, unless the Participant terminates participation as provided in Section 13(a).

7. Grant of Option.

(a) Shares of Common Stock Subject to Option. On a Participant’s Entry Date, subject to the limitations set forth in Section 7(d) and this Section 7(a), the Participant shall be granted an option to purchase on each subsequent Exercise Date during the Offering Period in which such Entry Date occurs (at the Exercise Price determined as provided in Section 7(b) below) up to a number of shares of Common Stock determined by dividing such Participant’s Plan Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided, that the maximum number of shares a Participant may purchase during any Exercise Period shall be 5,000 shares.

(b) Exercise Price. The Exercise Price per share of Common Stock offered to each Participant in a given Offering Period shall be the lower of: (i) the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Exercise Date.

(c) Fair Market Value. The Fair Market Value of a share of Common Stock on a given date shall be determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a share of Common Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which shares are traded on the date as of which such value is being determined, or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(d) Limitation on Option that may be Granted. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) to the extent that if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code accrue at a rate which exceeds $25,000 of Fair Market Value of Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(e) No Rights as Shareholder. A Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

8. Exercise of Options.

(a) Automatic Exercise. A Participant’s option for the purchase of shares shall be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited to the Participant’s account under the Plan. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

(b) Carryover of Excess Contributions. Any amount remaining to the credit of a Participant’s account after the purchase of shares by the Participant on an Exercise Date, or which is insufficient to purchase a full share of Common Stock, shall remain in the Participant’s account, and be carried over to the next Exercise Period, unless the Participant withdraws from participation in the Plan or elects to withdraw his or her account balance in accordance with Section 10(c).

9. Issuance of Shares.

(a) Delivery of Shares. As promptly as practicable after each Exercise Date, the Company shall arrange for the delivery to each Participant (or the Participant’s beneficiary), as appropriate, or to a custodial account held by a custodian appointed by the Company for the benefit of each Participant (or the Participant’s beneficiary) as appropriate, of a certificate representing the shares purchased upon exercise of the Participant’s option or, at the Company’s option, through appropriate book entry procedures.

(b) Registration of Shares. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

(c) Compliance with Applicable Laws. The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

(d) Withholding. The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

10. Participant Accounts.

(a) Bookkeeping Accounts Maintained. Individual bookkeeping accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions, options issued, and shares purchased under the Plan. However, all Plan Contributions made for a Participant shall be deposited in the Company’s general corporate accounts, and no interest shall accrue or be credited with respect to a Participant’s Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

(b) Participant Account Statements. Statements of account will be given to Participants semi-annually in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

(c) Withdrawal of Account Balance Following Exercise Date. A Participant may elect at any time within the first thirty (30) days following any Exercise Period, or at such other time as the Committee may from time to time prescribe, to receive in cash any amounts carried-over in accordance with Section 8(b). An election under this Section 10(c) shall not be treated as a withdrawal from participation in the Plan under Section 13(a).

11. Designation of Beneficiary.

(a) Designation. A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the Participant’s option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of the Participant’s death prior to the exercise of the option.

(b) Change of Designation. A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12. Transferability. Neither Plan Contributions credited to a Participant’s account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 11). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Section 13(a).

13. Withdrawal; Termination of Employment.

(a) Withdrawal. A Participant may withdraw from the Plan at any time by giving written notice to the Company. Payroll deductions, if any have been authorized, shall cease as soon as administratively practicable after receipt of the Participant’s notice of withdrawal, and, subject to administrative practicability, no further purchases shall be made for the Participant’s account. All Plan Contributions credited to the Participant’s account, if any, and not yet invested in Common Stock, will be paid to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal. The Participant’s unexercised options to purchase shares pursuant to the Plan automatically will be terminated. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 5(a) and subject to the restriction provided in Section 13(b), below.

(b) Effect of Withdrawal on Subsequent Participation. A Former Participant who has withdrawn from the Plan pursuant to this Section 13(b) shall not again be eligible to participate in the Plan prior to the beginning of the Offering Period that commences at least 2 months from the date the Former Participant withdrew, and the Former Participant must submit a new enrollment agreement in order to again become a Participant as of that date.

(c) Termination of Employment. Upon termination of a Participant’s Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant’s account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant’s beneficiary as determined pursuant to Section 11, and the Participant’s option to purchase shares under the Plan will automatically terminate.

14. Common Stock Available under the Plan.

(a) Number of Shares. Subject to adjustment as provided in Section 14(b) below, the maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan shall be 1,000,000 shares. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

(b) Adjustments Upon Changes in Capitalization; Corporate Transactions.

i. If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

ii. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

iii. In the event of a proposed sale of all or substantially all of the Company’s assets, or the merger of the Company with or into another corporation (each, a “Sale Transaction”), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant’s option has been changed to the New Exercise Date and that such Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 13(a). For purposes of this Section 14(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value (as determined by the Committee in its sole and absolute discretion) to the per share consideration received by the holders of Common Stock in the Sale Transaction.

iv. In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 14, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of Common Stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 14.

15. Administration.

(a) Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons.

(b) Requirements of Exchange Act. Notwithstanding the provisions of Section 15(a) above, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not “disinterested” as that term is used in Rule 16b-3.

16. Amendment, Suspension, and Termination of the Plan.

(a) Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.

(b) Suspension of the Plan. The Board or the Committee may, as of the close of any Exercise Date, suspend the Plan; provided, that the Board or Committee provides notice to the Participants at least five business days prior to the suspension. The Board or Committee may resume the normal operation of the Plan as of any Exercise Date; provided further, that the Board or Committee provides notice to the Participants at least 20 business days prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 13(a)), however no options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period. Participants shall have the right to withdraw carryover funds provided in Section 10(c) throughout any suspension period. The Plan shall resume its normal operation upon termination of a suspension period.

(c) Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate on the earliest of:

i. the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

ii. such date as is determined by the Board in its discretion; or

iii. the last Exercise Date immediately preceding the tenth (10th) anniversary of the Plan’s effective date.

In the event that the Plan terminates under circumstances described in Section 16(c)(i) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis, based on the relative value of their cash account balances in the Plan as of the termination date.

17. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18. Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

19. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the right of the Company or any Subsidiary to terminate, or otherwise modify, an employee’s employment at any time.

20. Applicable Law. The internal laws of the State of Florida shall govern all matter relating to this Plan except to the extent (if any) superseded by the laws of the United States.

21. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

22. Effective Date. Subject to adoption of the Plan by the Board, the Plan shall become effective on the First Offering Date. The Board shall submit the Plan to the shareholders of the Company for approval within twelve months after the date the Plan is adopted by the Board.

800 S. Douglas ROAD, 12th FLOOR

CORAL GABLES, FL 33134

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, whichever comes first. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by MasTec, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, whichever comes first. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL —

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK MASTEC KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY

MasTec, Inc.

(1)	Election of three (3) Directors as described in the Proxy Statement of the Board of Directors. The Board of Directors recommends a vote FOR ALL nominees listed below.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below:

_______________________________________________________________

The nominees for Class I Directors are: 01) Ernest Csizar, 02) Julia Johnson, and 03) Jorge Mas.

(2)	The Directors recommend a vote FOR Proposal 2.

Proposal 2—to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2011.

(3)	The Directors recommend a vote FOR Proposal 3.

Proposal 3—Advisory vote on compensation of named executive officers

☐  For        ☐ Against        ☐  Abstain

(4)	The Directors recommend that an advisory vote on the compensation of named executive officers be held every three years.

Proposal 4—Frequency of advisory vote on the compensation of named executive officers:

One year  ☐        Two years  ☐        Three years  ☐        Abstain  ☐

(5)	The Directors recommend a vote FOR Proposal 5.

Proposal 5—Approval of the Employee Stock Purchase Plan (ESPP)

(6)	In the Proxies’ discretion, in accordance with the recommendation of MasTec’s Board of Directors, on any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS WILL BE VOTED IN

ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

MasTec’s proxy materials and annual report is available online at www.proxyvote.com

Receipt of the Notice and Proxy Statement for the 2011 Annual Meeting of Shareholders and MasTec’s Annual Report on Form 10-K for the year ended December 31, 2010 is acknowledged.

(Please sign exactly as your name or names appear on this proxy. When signing as executor, guardian, trustee, joint owners, agent, authorized representative or a corporate owner, or other representative, please give your full title as such.)

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

PROXY FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.

The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the “Proxies”), or any one of them, each with full power of substitution, attorneys and proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. (“MasTec”) that the undersigned would be entitled to vote at the 2011 Annual Meeting of Shareholders to be held at the Douglas Entrance Building, South Tower, located at 806 S. Douglas Road, the 10th Floor, Royal Poinciana Conference Room, Coral Gables, Florida 33134 at 11:00 a.m. on Thursday, May 5, 2011, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

If shares of MasTec common stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the “Plan”), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec common stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES “FOR ALL” THE NOMINEES SET FORTH ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, “FOR” A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVES, “FOR” A FREQUENCY OF THREE YEARS WITH RESPECT TO THE SAY-WHEN-ON-PAY RESOLUTION, “FOR” APPROVAL OF THE ESPP AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC’S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.

(Continued and to be signed on reverse)